Exhibit 99.1

FOR INFORMATION CONTACT:
Varian Medical Systems
Spencer Sias (650) 424-5782

For Immediate Release

Varian Medical Systems Completes Acquisition of Bio-Imaging Research

PALO ALTO, Calif., May 24, 2007 - Varian Medical Systems, Inc., (NYSE:VAR) today announced it has completed the acquisition of Bio-Imaging Research, Inc., a supplier of X-ray imaging products for security and inspection. Varian paid approximately $21 million to acquire the privately-held business based in Lincolnshire, IL.

“This acquisition enables Varian to offer customers more complete X-ray imaging solutions for cargo screening, industrial inspection and non-destructive testing,” said Tim Guertin, president and CEO of Varian Medical Systems. “With BIR’s components and software for capturing, processing and analyzing X-ray images, we are offering a complete imaging solution for security and inspection as well as complete systems for non-destructive testing.”

BIR, which has approximately 50 employees, will operate within Varian’s Security and Inspection Products (SIP) unit and report to SIP General Manager Robert Drubka.

Varian expects that BIR will add revenues of approximately $5 million for the remainder of fiscal 2007 and that it will be nearly neutral to earnings per diluted share in fiscal 2007. Results for BIR will be included with SIP results in Varian’s “Other” business category.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,200 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world.

Forward Looking Statements:
Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning customer demand and acceptance of products or technology for proton therapy, and the outlook for Varian’s orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," “expects,” “opportunity,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varian’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to integrate the operations of BIR into Varian and to integrate BIR’s products into Varian’s products, the ability to retain the services of key BIR management and technical personnel; demand for Varian’s and BIR’s products; Varian’s ability to develop and commercialize new products; the impact of competitive products and pricing; Varian’s ability to maintain or increase operating margins; Varian’s ability to protect its intellectual property; the risk of operations interruptions due to events beyond Varian’s control; and the other risks listed from time to time in Varian’s filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.